Exhibit 99.1 Artesian Resources Corporation Announces Closing of Public Offering of Common Stock

Newark, DE, – May 23, 2023 — Artesian Resources Corporation (Nasdaq: ARTNA) (Artesian or the Company) announced today the closing of its previously-announced underwritten public offering of 695,650 shares of the Company’s Class A Non-Voting Common Stock at a purchase price of $50.00 per share. The net proceeds to the Company from the offering, after deducting the underwriting discounts and commissions and other offering expenses, are approximately $33.0 million.  The Company has also granted the underwriter a 30-day option to purchase from Artesian up to an additional 104,348 shares of Class A Non-Voting Common Stock at the public offering price, less the underwriting discount.

Artesian intends to use the net proceeds of the offering for general corporate purposes, including its capital investment program and repayment of outstanding indebtedness.

Janney Montgomery Scott is acting as sole book-running manager for the offering.

The securities described above were offered by Artesian pursuant to its effective shelf registration statement (including a prospectus) previously filed with the Securities and Exchange Commission (SEC) on September 29, 2022 and declared effective October 12, 2022 (Registration No. 333-266821). A preliminary prospectus supplement and final prospectus supplement relating to the offering have been filed with the SEC.  A copy of the prospectus supplement and accompanying prospectus may be obtained by visiting EDGAR on the SEC’s website at www.sec.gov or by sending a request to Janney Montgomery Scott LLC, 1717 Arch Street, Philadelphia, PA 19103, or by e-mail at: prospectus@janney.com.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Artesian Resources
Artesian Resources Corporation operates as the holding company of wholly-owned subsidiaries offering water and wastewater services, and related business services, on the Delmarva Peninsula. Artesian Water Company, the principal subsidiary, is the oldest and largest regulated water utility on the Delmarva Peninsula and has been providing water service since 1905. Artesian supplies 8.7 billion gallons of water per year through 1,442 miles of water main to over a third of Delawareans.

Forward Looking Statements:
This release may contain forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding, among other things, Artesian’s operational and financial expectations. These statements involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. While Artesian may elect to update its forward-looking statements, Artesian specifically disclaims any obligation to do so and you should not rely on any forward-looking statements as a representation of Artesian’s views as of any date subsequent to the date of this release.  More information concerning forward-looking statements can be found in Artesian’s SEC filings with the SEC at www.sec.gov.

Contact:
Nicki Taylor
Investor Relations
(302) 453-6900
ntaylor@artesianwater.com